Filed Pursuant to Rule (424)(b)(3)
PROSPECTUS SUPPLEMENT NO. 24	Registration No. 333-257930
(to Prospectus dated August 12, 2021)

ASTRA SPACE, INC.

Primary Offering Of

15,333,303 Shares of Class A Common Stock

Secondary Offering of

189,026,575 Shares of Class A Common Stock

5,333,333 Warrants to Purchase Class A Common Stock

This prospectus supplement amends and supplements the prospectus dated August 12, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-257930). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 3, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (i) 9,999,970 shares of our Class A common stock that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.50 per share (the “public warrants”) issued by Holicity Inc. (“Holicity”) in its initial public offering; and (ii) 5,333,333 shares of our Class A common stock that may be issued upon exercise of private placement warrants at an exercise price of $11.50 per share that were originally sold to X-icity Holdings Corporation (the “Sponsor”) in a private placement consummated simultaneously with Holicity’s IPO (the “private placement warrants” and, together with the public warrants, the “warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) 5,333,333 private placement warrants; (ii) up to an aggregate of 5,333,333 shares of our Class A common stock that may be issued upon exercise of the private placement warrants held by the Selling Securityholders; (iii) up to an aggregate of 20,000,000 shares of our Class A common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined herein); (iv) 7,500,000 shares of Class A common stock issued to the Sponsor prior to Holicity’s initial public offering and registered for sale by the Selling Securityholders; (v) up to an aggregate of 92,277,793 shares of Class A common stock that were issued to certain affiliates of Astra (collectively, the “Astra Affiliates”) pursuant to the Business Combination Agreement (as defined herein); (vi) up to an aggregate 56,239,188 shares of Class A common stock issuable upon conversion (on a one-for-one basis) of shares of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”) held by certain Selling Securityholders and (vii) up to an aggregate of 7,676,261 shares of our Class A common stock issued in connection with our acquisition of Apollo Fusion, Inc. (“Apollo Fusion”), which closed on July 1, 2021 comprised of (x) 2,558,744 shares of our Class A common stock (the “Initial Apollo Shares”) issued to certain of the Selling Securityholders on July 1, 2021, in connection with our merger with Apollo Fusion, Inc. (“Apollo Fusion”) and (y) 5,117,517 additional shares of our Class A common stock (the “Additional Apollo Shares”) which may be issued to certain of the Selling Securityholders assuming (a) the achievement of all remaining performance milestones set forth in the Apollo Fusion Merger Agreement (as defined herein), (b) we elect to pay all future milestone consideration in shares of our Class A common stock as required by the terms the Apollo Fusion Merger Agreement, and (c) the per share price used to calculate the number of shares of our Class A common stock to be issued is $11.7243, which is the same per share price used to calculate the number of Initial Shares issued to the Selling Securityholders. The Additional Shares have not been earned and are not currently outstanding. The actual number of Additional Shares issued to the selling stockholders could be materially greater or less than 5,117,517 shares of Class A common stock depending whether and to what extent the future performance milestones are met and/or the actual average closing price of our Class A common stock at the time such milestones are achieved. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our Class A common stock is listed on Nasdaq under the symbol “ASTR”. On December 31, 2021, the closing price of our Class A common stock was $6.93 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 15 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 3, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2022

Astra Space, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39426	85-1270303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Skyhawk Street Alameda, California		94501
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 278-7217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On January 3, 2022, Astra Space, Inc. (the “Company”) issued a press release announcing the results of the completed redemption (the “Redemption”) of all of its outstanding public warrants (the “Public Warrants”) and private warrants (the “Private Warrants” and together with the Public Warrants, the “Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that were issued under the Warrant Agreement, dated August 4, 2020 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (“CST”), as warrant agent.

In connection with the Redemption, the holders of 9,413,895 Public Warrants and 5,333,333 Private Warrants elected to receive in lieu of the Redemption Price 0.2560374 shares of Class A Common Stock per Warrant. A total of 586,075 Public Warrants remained unexercised as of the Redemption Date and the Company redeemed the Public Warrants for an aggregate redemption price of $58,607.50.

In connection with the Redemption, the Public Warrants stopped trading on the Nasdaq Capital Market and have been delisted. The Redemption had no effect on the trading of the Company’s Class A Common Stock, which continues to trade on the Nasdaq Capital Market under the ticker symbol, “ASTR”.

A copy of our press release is filed as Exhibit 99.1 hereto.

Neither this Current Report on Form 8-K nor the press release attached hereto as Exhibit 99.1 constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 3, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 3, 2022	Astra Space, Inc.

	By:	/s/ Kelyn Brannon
	Name:	Kelyn Brannon
	Title:	Chief Financial Officer

Astra Announces the Results of the Completed Redemption of all Outstanding Public and Private Warrants.

ALAMEDA, California. —January 3, 2022—Astra Space, Inc. (“Astra” or the Company”) (Nasdaq: ASTR) today announced the results of the completed redemption (the “Redemption”) of all of its outstanding public warrants (the “Public Warrants”) and private warrants (the “Private Warrants” and together with the Public Warrants, the “Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that were issued under the Warrant Agreement, dated August 4, 2020 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (“CST”), as warrant agent. The Public Warrants were issued as part of the units sold in the Company’s initial public offering (the “Offering”). The Private Warrants were issued in private placement that was conducted simultaneously with the Offering.

On November 26, 2021, the Company issued a press release stating that it would redeem all of the Warrants that remained outstanding following 5:00 p.m. New York City time on December 27, 2021 (the “Redemption Date”), for a redemption price of $0.10 per Public Warrant (the “Redemption Price”).

In connection with the Redemption, the holders of 9,413,895 Public Warrants and 5,333,333 Private Warrants elected to receive in lieu of the Redemption Price 0.2560374 shares of Class A Common Stock per Warrant. A total of 586,075 Public Warrants remained unexercised as of the Redemption Date and the Company redeemed the Public Warrants for an aggregate redemption price of $58,607.50.

In connection with the Redemption, the Public Warrants stopped trading on the Nasdaq Capital Market and has been delisted. The Redemption had no effect on the trading of the Company’s Class A Common Stock, which continues to trade on the Nasdaq Capital Market under the ticker symbol, “ASTR”.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of Astra’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers the one of the lowest cost-per-dedicated-orbital-launch service of any operational launch provider in the world. Astra completed its first commercial orbital launch in November 2021, making it one of the fastest U.S. companies in history to reach this milestone. Astra is based in Alameda, California, and was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit www.astra.com to learn more about Astra.

Investor Contact:

Dane Lewis

investors@astra.com

Media Contact:

Kati Dahm

kati@astra.com